November 9, 2007

Wilshire Associates Incorporated

1299 Ocean Avenue, Suite 700

Santa Monica, CA 90401

Re:	Investment Advisory Agreement between Wilshire Associates

Incorporated (the “Advisor”) and Wilshire Mutual Funds, Inc.

(the “Company”) dated April 1, 2002 (the “Agreement”)

Ladies and Gentlemen:

Pursuant to Section 1(B) of the Agreement, we are hereby providing notification of a new series of the Company called “Wilshire 130/30 Equity Core Fund” (the “New Fund”). The New Fund shall pay the Advisor a fee based on the average net assets of the New Fund at an annual rate of 1.00% in accordance with the terms of the Fee Schedule to the Agreement. The Agreement shall become effective with respect to the New Fund as of the date hereof and its initial term shall end on November 31, 2009.

By signing below, you agree to render the investment advisory services to the New Fund under the terms of the Agreement and this letter.

WILSHIRE MUTUAL FUNDS, INC.

By:	/s/ Lawrence E. Davanzo
Name:	Lawrence E. Davanzo
Its:	President

Accepted this 9th day of November, 2007

WILSHIRE ASSOCIATES INCORPORATED

By:	/s/ Lawrence E. Davanzo
Name:	Lawrence E. Davanzo
Its:	President